UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


COMMISSION FILE NUMBER 333-53115

Credit Suisse First Boston Mortgage Securities Corp Mortgage-Backed Pass-Through Certificates, Series 1999-WM2
	(Exact name of registrant as specified in its charter)

11 Madison Avenue, 5th Floor
New York, New York 10010	 (212)325-2000
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Washington Mutual Bank, FA Mortgage-Backed Pass-Through Certificates

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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

Rule 12g-4 (a) (1) (i)		| |	Rule 12h-3 (b) (1) (i)	  |X|
Rule 12g-4 (a) (1) (ii)		| |	Rule 12h-3 (b) (1) (ii)	  | |
Rule 12g-4 (a) (2) (i)		| |	Rule 12h-3 (b) (2) (i)	  | |
Rule 12g-4 (a) (2) (ii)		| |	Rule 12h-3 (b) (2) (ii)	  | |
						Rule 15d-6			  |X|

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	UNDER 300

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF
1934, Washington Mutual Bank, FA Mortgage-Backed Pass-Through
Certificates HAS CAUSED THIS CERTIFICATION TO BE SIGNED
ON ITS BEHALF OF THE UNDERSIGNED DULYAUTHORIZED PERSON.

DATE:		April 12, 2000		By: /s/ Barbara Grosse
						   Barbara Grosse
						   Vice President
INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF 1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON. THE NAME AND TITLE OF THE PERSON SIGNING THE
FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.